                                --SCHEDULE 14A--
===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             V.I. TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

                            V.I. TECHNOLOGIES, INC.
                              134 Coolidge Avenue
                        Watertown, Massachusetts 02472

                                                                   May 15, 2002

Dear Stockholder:

    You are cordially invited to attend the 2002 Annual Meeting of Stockholders of V.I. Technologies, Inc. which will be held at the offices of Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts on Monday, June 17, 2002 at 10:00 a.m. local time. I look forward to greeting as many of our stockholders as possible.

    Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

    Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the accompanying envelope so that your shares will be represented at the meeting. If you so desire, you may withdraw your proxy and vote in person at the meeting.

    We look forward to meeting those of you who will be able to attend the meeting.

                                          Sincerely,

                                          John R. Barr
                                          President and Chief Executive Officer

                            V.I. TECHNOLOGIES, INC.

                               -----------------


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       To be held Monday, June 17, 2002

                               -----------------

    NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders of V.I. Technologies, Inc., a Delaware corporation, will be held at the offices of Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts on Monday, June 17, 2002 at 10:00 a.m. local time, for the following purposes:

        1. To elect three Class I Directors to serve until the 2005 Annual Meeting of Stockholders or until their successors are elected and qualified.

        2. To amend our 1998 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance from 89,445 to 200,000.

        3. To amend our 1998 Equity Incentive Plan to increase the number of shares of our common stock for which awards may be granted from 3,000,000 shares to 4,000,000 shares.

        4. To ratify the appointment of KPMG LLP as our independent accountants for the current fiscal year.

        5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    Stockholders of record at the close of business on April 23, 2002 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

    It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend, please complete your proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

                                          By Order of the Board of Directors

                                          Thomas T. Higgins
                                          Secretary
May 15, 2002

                               -----------------

                                PROXY STATEMENT

                               -----------------

General Information

    This proxy statement and notice of annual meeting of stockholders are being provided and the accompanying proxy is being solicited by our Board of Directors for use at the 2002 Annual Meeting of Stockholders of V.I. Technologies, Inc. to be held at the offices of Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts on Monday, June 17, 2002 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting, for the purposes set forth in this proxy statement and the foregoing notice of annual meeting of stockholders. We are mailing this proxy statement and accompanying proxy card on or about May 15, 2002 to all our stockholders entitled to notice of, and to vote, at the meeting. Our principal executive office is located at 134 Coolidge Avenue, Watertown, Massachusetts 02472 and our telephone number is
(617) 926-1551.

Solicitation

    We will bear the cost of solicitation of proxies, including expenses in connection with preparing and mailing this proxy statement. We will furnish copies of solicitation materials to brokerage houses, fiduciaries, and custodians to forward to beneficial owners of our common stock held in their names. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of stock for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by our directors, officers and other employees. No additional compensation will be paid to our directors, officers or other employees for such services.

Record Date, Voting Rights and Outstanding Shares

    Only holders of record at the close of business on April 23, 2002 will be entitled to notice of, and to vote at, the meeting. As of April 23, 2002, we had 22,745,529 shares of common stock outstanding. Each share of common stock is entitled to one vote on each proposal that will come before the meeting. A majority of the outstanding shares of common stock will constitute a quorum at the meeting. Votes withheld, abstentions and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

Abstentions and Broker Non-Votes

    A broker non-vote occurs when a broker cannot vote a customer's shares registered in the broker's name because the customer did not send the broker instructions on how to vote on the matter. If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a "broker non-vote".

Revocability of Proxy and Voting of Shares

    Any stockholder giving a proxy has the power to revoke it at any time before the annual meeting. It may be revoked by mailing to our Secretary, at our principal executive offices, 134 Coolidge Avenue, Watertown, Massachusetts 02472, an instrument of revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and an election given to our Secretary to vote in person. If not revoked, the proxy will be voted at the meeting in accordance with the stockholder's instructions indicated on the proxy card. If no instructions are indicated, the proxy will be voted (i) FOR the election of the Class I Directors described herein; (ii) FOR the amendment to our 1998 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance from 89,445 shares to 200,000 shares; (iii) FOR the amendment to our 1998 Equity Incentive Plan to increase the number of shares of our common stock for which awards may be granted from 3,000,000 shares to 4,000,000 shares; (iv) FOR the ratification of the appointment of KPMG LLP as our independent accountants for the current fiscal year; and (v) in accordance with the judgment of the proxies as to any other matter that may be properly brought before the meeting or any adjournments or postponements thereof.

Stockholder Proposals

    Our Amended and Restated Bylaws require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give written notice to our Secretary not less than 50 days nor more than 75 days before the meeting date, unless less than 65 days' notice or public disclosure of the meeting date is given, in which case the stockholder's notice must be received within 15 days after such notice or disclosure is given. The notice must contain specified information about the proposed business or nominee(s) and the stockholder making the proposal or nomination(s). Accordingly, for proposals to be brought before our 2002 Annual Meeting of Stockholders, we must receive them no later than the close of business on May 30, 2002.

    Proposals of stockholders that are intended to be presented by such stockholders at our 2003 Annual Meeting of Stockholders must be received by our Secretary no later than January 15, 2003 in order to be included in the proxy statement and form of proxy relating to that meeting.

          SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to beneficial ownership of our shares of common stock as of April 15, 2002: (i) by each person (or group of affiliated persons) who we know to own beneficially more than five percent of the our outstanding shares of common stock; (ii) by each of our executive officers named in the Summary Compensation Table (the "Named Executive Officers"); (iii) by each of our directors; and (iv) by all of our current directors and executive officers as a group. As of April 15, 2002, we had 22,745,529 shares outstanding. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                          Number of Shares    Percent of
Name of Beneficial Owner                                Beneficially Owned(1)   Class
------------------------                                --------------------- ----------
5% Stockholders
Ampersand Funds/(2)/...................................       7,637,363          33.6%
  55 William Street, Suite 240
  Wellesley, MA 02481

New York Blood Center, Inc./(3)/.......................       2,009,704           8.8%
  310 East 67th Street
  New York, NY 10021-6295

J.P. Morgan Partners LLC/(4)/..........................       1,801,470           7.9%
  1221 Avenue of the Americas
  New York, NY 10020

Pall Corporation/(5)/..................................       2,253,022           9.9%
  2200 Northern Boulevard
  East Hills, NY 11548

Massachusetts Financial Services Company/(6)/..........       1,212,954           5.3%
  500 Boylston Street
  Boston, MA 02116

State of Wisconsin Investment Board....................       1,816,667           8.0%
  121 East Wilson Street
  Madison, WI 53702

Named Executive Officers and Directors
John R. Barr/(7)/......................................         498,871           2.2%
Thomas T. Higgins/(8)/.................................         224,479             *
Bernadette L. Alford, Ph.D./(9)/.......................          75,000             *
Samuel K. Ackerman, M.D./(10)/.........................         429,637           1.9%
Richard A. Charpie/(11)/...............................       7,653,113          33.6%
Jeremy Hayward-Surry/(12)/.............................       2,253,022           9.9%
Irwin Lerner/(13)/.....................................          33,638             *
Joseph M. Limber/(14)/.................................           4,250             *
Peter D. Parker/(15)/..................................       7,653,113          33.6%
Doros Platika, M.D./(16)/..............................           4,750             *
David Tendler/(17)/....................................       2,030,954           8.9%
Damion E. Wicker, M.D./(18)/...........................       1,817,220           8.0%
                                                             ----------          ----
All current directors and executive officers as a
  group (12 persons)/(19)/.............................      15,024,934          66.1%

--------
  *  Indicates less than one percent
 (1) Beneficial ownership of common stock is determined in accordance with the rules of the Securities and Exchange Commission, and includes shares for which the holder has sole or shared voting or investment power. Shares of our common stock subject to options currently exercisable or which become exercisable on or before June 14, 2002 are deemed to be beneficially owned and outstanding by the person holding such options and, in accordance with the rules of the Securities and Exchange Commission, are included for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

 (2) Consists of 980,000 shares held by Ampersand 1999 Limited Partnership ("AMP-99"), 20,000 shares held by Ampersand 1999 Companion Fund Limited Partnership ("AMP-99 CF"), 5,029,687 shares held by Ampersand 1995 Limited Partnership ("AMP-95"), 81,782 shares held by Ampersand 1995 Companion Fund Limited Partnership ("AMP-95 CF"), 1,052,342 shares held by Ampersand 1992 Limited Partnership ("AMP-92"), 331,487 shares held by Ampersand 1994 Limited Partnership ("AMP-94") and 142,065 shares held by Ampersand 1994 Companion Fund Limited Partnership ("AMP-94 CF"). AMP-99 Management Company Limited Liability Company is the general partner of AMP-99 and AMP-99 CF. AMP-95 MCLP LLP is the general partner of AMP-95 Management Company Limited Partnership, which itself is the general partner of both AMP-95 and AMP-95 CF and has voting and investment control over the shares held by those two entities. AMP-92 MCLP LLP is the general partner of AMP-92 Management Company Limited Partnership, which itself is the general partner of AMP-92 and has voting and investment control over the shares held by AMP-92. AMP-94 MCLP LLP is the general partner of AMP-94 Management Company Limited Partnership, which itself is the general partner of both AMP-94 and AMP-94 CF and has voting and investment control over the shares held by those two entities. The managing members of AMP-99 Management Company Limited Liability Company who share voting and investment control over the shares controlled by AMP-99 Management Company Limited Liability Company are Richard A. Charpie, Peter D. Parker, David
     J. Parker, Stuart A. Auerbach and Charles D. Yie. The partners of AMP-95 MCLP LLP, who share voting and investment control over the shares controlled by AMP-95 MCLP LLP are Richard A. Charpie, Peter D. Parker, David J. Parker, Stuart A. Auerbach and Charles D. Yie. Richard A. Charpie, Peter D. Parker, Stuart A. Auerbach, Charles D. Yie and Robert A. Charpie are the partners of AMP-92 MCLP LLP and AMP-94 MCLP LLP and share voting and investment control over the shares controlled by those entities. Richard A. Charpie is the Principal Managing Member of AMP-99 Management Company Limited Liability Company and the Managing Partner of AMP-92 MCLP LLP, AMP-95 MCLP LLP, and AMP-94 MCLP LLP. Richard A. Charpie and Peter D. Parker are our directors.

 (3) Mr. Tendler, a director, is a member of the Board of Trustees and Executive Committee of the New York Blood Center, Inc. ("NYBC").

 (4) Dr. Wicker, a director, is a partner at J.P. Morgan Partners LLC.

 (5) Mr. Hayward-Surry, a director, is the President and a director of Pall Corporation.

 (6) Based on the information provided in the Schedule 13G filed by Massachusetts Financial Services Company ("MFS") with the Securities and Exchange Commission on February 12, 2002. MFS has sole voting power over 1,044,204 shares and sole dispositive power over 1,212,954 shares

 (7) Consists of 498,871 shares issuable upon the exercise of outstanding options exercisable on or before June 14, 2002.

 (8) Consists of 6,979 shares and 217,500 shares issuable upon the exercise of outstanding options exercisable on or before June 14, 2002.

 (9) Consists of 75,000 shares issuable upon the exercise of outstanding options exercisable on or before June 14, 2002.

(10) Consists of 428,637 shares and 1,000 shares issuable upon the exercise of outstanding options exercisable on or before June 14, 2002.

(11) Consists of shares described in note (2) of which Dr. Charpie may be considered the beneficial owner and 15,750 shares issuable upon the exercise of outstanding options exercisable on or before June 14, 2002. Dr. Charpie disclaims beneficial ownership of the shares described in note
     (2) except to the extent of his pecuniary interest therein.

(12) Consists of 2,253,022 shares held by Pall Corporation, of which Mr. Hayward-Surry may be considered the beneficial owner. Mr. Hayward-Surry disclaims beneficial ownership of the shares held by Pall Corporation.

(13) Consists of 11,180 shares and 22,458 shares issuable upon the exercise of outstanding options exercisable on or before June 14, 2002.

(14) Consists of 4,250 shares issuable upon the exercise of outstanding options exercisable on or before June 14, 2002.

(15) Consists of shares described in note (2) of which Mr. Parker may be considered the beneficial owner and 15,750 shares issuable upon the exercise of outstanding options exercisable on or before June 14, 2002. Mr. Parker disclaims beneficial ownership of the shares described in note
     (2) except to the extent of his pecuniary interest therein.

(16) Consists of 4,750 shares issuable upon the exercise of outstanding options exercisable on or before June 14, 2002.

(17) Consists of 2,009,704 held by the NYBC, of which Mr. Tendler may be considered the beneficial owner, 3,500 shares directly owned by Mr. Tendler and 17,750 shares issuable upon the exercise of outstanding options exercisable on or before June 14, 2002. Mr. Tendler disclaims beneficial ownership of the shares held by NYBC.

(18) Consists of shares held by J.P. Morgan Partners LLC of which Dr. Wicker may be considered the beneficial owner and 15,750 shares issuable upon the exercise of outstanding options exercisable on or before June 14, 2002. Dr. Wicker disclaims beneficial ownership of shares held by J.P. Morgan Partners LLC except to the extent of his pecuniary interest therein.

(19) Includes 888,829 shares issuable upon the exercise of outstanding options exercisable on or before June 14, 2002.

                      PROPOSAL 1:  ELECTION OF DIRECTORS

    Our Board of Directors has fixed the number of directors at ten for fiscal year 2002. Under our charter, our Board of Directors is divided into three classes. One class of directors is elected each year for a three-year term. The term of our Class I Directors will expire at this meeting. The nominees for Class I Director are Mr. John R. Barr, Mr. Irwin Lerner and Dr. Richard A. Charpie. Mr. Barr, Mr. Lerner and Dr. Charpie are currently our Class I Directors and each has consented to be named in this proxy statement and to serve if re-elected. The Class I Directors elected in 2002 will serve for a term of three years which will expire at our 2005 Annual Meeting of Stockholders or when their successors are elected and qualified. It is intended that the persons named as Proxies will vote for Mr. Barr, Mr. Lerner and Dr. Charpie for election to the Board of Directors as Class I Directors. If any of these nominees is unable to service, which is not expected, the shares represented by the proxy will be voted for such other candidate as may be nominated by the Board of Directors.

  Votes Required to Elect the Directors

    The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the election will be required to elect each of John R. Barr, Irwin Lerner and Richard A. Charpie. Broker non-votes will not be counted in determining the shares entitled to vote nor treated as votes cast. If Messrs. Barr and Lerner and Dr. Charpie are re-elected as directors at the meeting, our Board of Directors will consist of a total of ten directors, nine of whom have principal occupations outside our company.

                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                        IN FAVOR OF THE NAMED NOMINEES.

Biographical Information

    Biographical and certain other information concerning our directors is set forth below:

Class I Nominees for Election for a Three-year Term Expiring at the 2005 Annual Meeting

    John R. Barr, age 45, joined our company as President, Chief Executive Officer and a director in November 1997. Previously, Mr. Barr served as President of North American Operations at Haemonetics Corporation from 1995 to 1997 where he had responsibility for Haemonetics' blood bank, commercial plasma and blood bank services businesses. He also managed the global manufacturing and North American research and development functions and served as a member of the Board of Directors of Haemonetics. Prior to joining Haemonetics in 1990, he held various positions at Baxter Healthcare Corporation. Mr. Barr has an undergraduate degree in Biomedical Engineering from the University of Pennsylvania and an M.M. from the Kellogg School of Management at Northwestern University.

    Richard A. Charpie, Ph.D., age 50, has served as a director since October 1995. Dr. Charpie served as our Chief Executive Officer from August 1997 to November 1997. He was our Vice President from November 1997 until January 1998. Dr. Charpie has been the managing general partner of Ampersand Ventures, a venture capital firm, and all of its affiliated partnerships ("Ampersand") since he founded Ampersand in 1988 as a spin-off of the venture capital group of PaineWebber Incorporated. Currently, Dr. Charpie serves as a director of TriPath Imaging and of several privately-held companies. Dr. Charpie holds an M.S. in Physics and a Ph.D. in Applied Economics and Finance, both from the Massachusetts Institute of Technology.

    Irwin Lerner, age 71, has served as a director since September 1996. He is the former Chairman of the Board of Directors, Chairman of the Executive Committee, President and Chief Executive Officer of Hoffmann-LaRoche Inc., having retired in September 1993 after being an employee of that company for over 31 years. Mr. Lerner is the Chairman of the Board of Directors of Medarex, Inc. and serves as a director on the boards of Humana Inc., Covance Inc. and Inhale Therapeutic Systems, Inc. He has been a member of the Board of Project Hope and has chaired the New Jersey Governor's Council for a Drug-Free Workplace. He served for twelve years on the Board of Pharmaceutical Manufacturers Association (now PhRMA), including chairing the Association's FDA Issues Committee and the PMA Foundation. Mr. Lerner has also served on the Boards of the National Committee for Quality Health Care, the Partnership for New Jersey and the Center for Advanced Biotechnology and Medicine of Rutgers University. He received his B.S. and MBA degrees from Rutgers University, where he is currently the Distinguished Executive-in-Residence at the Graduate School of Management.

Class II Directors Continuing in Office Until the 2003 Annual Meeting.

    Jeremy Hayward-Surry, age 59, has served as a director since December 1997. He has been the President of Pall Corporation, a global company operating in the fields of filtration, separations and purification, since July 1994 and a member of its board of directors since April 1993. Mr. Hayward-Surry was also the Treasurer and Chief Financial Officer of Pall from August 1992 until December 1997 and Executive Vice President of Pall from 1992 to July 1994. Mr. Hayward-Surry is a Fellow of the Institute of Chartered Accountants in England and Wales.

    Peter D. Parker, age 51, has served as a director since October 1995. After fourteen years at AMAX, a metals company, Mr. Parker joined Ampersand in 1989 to lead its first specialty materials venture capital partnership, Ampersand Specialty Materials Ventures Limited Partnership. Mr. Parker is a general partner of Ampersand Ventures. He currently serves as a director of Lighting Technologies International and MicroPack Corporation, and as the Chairman of Cyclis Pharmaceuticals, Inc. and Protein Ingredient Technologies. He holds an M.S. in Chemical Metallurgy from Columbia University.

    Damion E. Wicker, M.D., age 41, has served as a director since May 1997. Dr. Wicker is currently a Partner with JPMorgan Partners, formerly Chase Capital Partners, a global partnership providing private equity. Dr. Wicker received a B.S. with honors from the Massachusetts Institute of Technology in 1983, an M.D. from John Hopkins in 1987, and holds an MBA from the Wharton School of the University of Pennsylvania. Prior to joining JPMorgan Partners in 1993, Dr. Wicker was President of Adams Scientific and held positions with MBW Venture Partners and Alexon, Inc. Dr. Wicker was also a Commonwealth Fund Medical Fellow for the National Institute of Health. Dr. Wicker currently is also a director of Genomic Solutions, Medichem Life Sciences and several privately-held companies.

Class III Directors Continuing in Office Until the 2004 Annual Meeting

    Samuel K. Ackerman, M.D., age 54, has served as a director and Chief Scientific Officer since November 1999. Dr. Ackerman co-founded Pentose Pharmaceuticals, Inc. in June 1995 and served as its President, Chief Executive Officer and director from February 1997 until Pentose's merger with Vitex on November 12, 1999. Dr. Ackerman became Executive Vice President and Chief Scientific Officer of Vitex upon the merger and in September 2000 became Chairman of the Board. He previously served as Vice President, Development and Regulatory Affairs of OraVax, Inc. from December 1993 to January 1997. From May 1986 to November 1993, he was Senior Vice President, Medical and Regulatory Affairs of XOMA Corporation and before that directed the Investigational New Drug Division of the Center for Biologics Evaluation and Research of the Food and Drug Administration. Dr. Ackerman is currently President and Chief Executive Officer of Cyclis Pharmaceuticals, Inc.

    David Tendler, age 64, has served as a director since December 1994. From 1994 until September 2000, he served as Chairman of our Board of Directors. Since September 2000, he has been the Chairman of our Executive Committee. In 1985, Mr. Tendler founded his own international consulting firm, Tendler Beretz LLC, and has since served as its President and Chief Executive Officer. In 1981, he was named Chairman and Chief Executive Officer of Phibro Corporation, which subsequently acquired Salomon Brothers, at which point Mr. Tendler became Co-Chairman and CEO of Phibro-Salomon. He joined Philipp Brothers (the predecessor to Englehard Minerals & Chemicals Corp./Phibro Corp.) in 1960, managed Far Eastern operations for more than seven years, and was promoted to President of Phibro in 1975. He remains active in the private equity and consulting businesses, and in various charitable organizations, including service as a director of BioTechnology General Corporation and a member of the Board of Trustees and the Executive Committee of the New York Blood Center. Mr. Tendler has a B.B.A. from the City University of New York.

    Doros Platika, M.D., age 49, has served as a director since August 2000. Dr. Platika is Chairman of the Board of Curis, Inc., a developer of biotechnology products based on technologies in regenerative medicines.
Dr. Platika was previously President and Chief Executive Officer of Curis from February 2000 until September 2001. He was the Chief Executive Officer of Ontogeny, Inc. from July 1996 until Ontogeny's merger into Curis in July 2000. Prior to joining Ontogeny, Dr. Platika completed residencies in medicine and neurology at Massachusetts General Hospital ("MGH") where he rose to Chief Resident. He completed his post-doctoral study at the Massachusetts Institute of Technology's Whitehead Institute and at MGH in association with Harvard Medical School. Dr. Platika also served on the faculties of Harvard Medical School and of Albert Einstein College of Medicine as head of gene therapy.

    Joseph M. Limber, age 49, has served as a director since February 2001. Mr. Limber is currently the President, Chief Executive Officer and a director of ACLARA BioSciences, Inc., a developer of assay technologies and lab-on-a-chip systems for life science research, and has been with ACLARA since 1998. From 1996 to 1998, Mr. Limber was the President and Chief Operating Officer of Praecis Pharmaceuticals, a biotechnology company focused on the discovery and development of pharmaceutical products. Prior to this position, he served as Executive Vice President of SEQUUS Pharmaceuticals, Inc. Mr. Limber also held management positions in marketing and sales with Syntex Corporation from 1987 to 1992 and with Ciba-Geigy Corporation from 1975 to 1987. Mr. Limber holds a B.A. from Duquesne University.

Board Committees and Meetings

    During the fiscal year ended December 29, 2001 ("Fiscal Year 2001"), our Board of Directors held four meetings. The Board of Directors has an Audit Committee and a Compensation Committee. We do not have a nominating committee or any committee performing the functions of a nominating committee.

    The Audit Committee of our Board of Directors is currently composed of Mr. Hayward-Surry, Mr. Limber and Mr. Lerner, with Mr. Hayward-Surry serving as Chairman. Mr. Hayward-Surry, Mr. Limber and Mr. Lerner are not current employees of our company. The Audit Committee selects and evaluates our independent auditors, reviews our audited financial statements and discusses the adequacy of our internal controls with management and the auditors. The Audit Committee met five times during the fiscal year ended December 29, 2001. Each member of the Audit Committee is an "independent director" and meets the financial literacy requirements as defined by the current rules of the Nasdaq Stock Market. The Audit Committee operates under a written charter, adopted by our Board of Directors in 2000 and reviewed and reaffirmed in 2001. For information about our Audit Committee, see the "Audit Committee Report" below.

    The Compensation Committee of our Board of Directors is currently composed of Mr. Lerner, Mr. Parker and Dr. Wicker, with Mr. Lerner serving as Chairman. None of the Compensation Committee members are employees of our company. The Compensation Committee determines the compensation to be paid to all our executive officers, including the Chief Executive Officer. The Compensation Committee's duties include the administration of our 1998 Director Plan, our 1998 Equity Incentive Plan, our 1999 Supplemental Plan and our 1998 Employee Stock Purchase Plan. The Compensation Committee met twice in Fiscal Year 2001.

    Each of the directors attended at least 75 percent of the Board of Director meetings and meetings of committees of the Board of which he was a member.

PROPOSAL 2:  AMENDMENT OF THE 1998 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE
 NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE FROM 89,445 SHARES TO
                                200,000 SHARES

    A proposal will be presented at the meeting that our stockholders approve an amendment to our 1998 Employee Stock Purchase Plan (the "1998 Stock Purchase Plan"), which is included on Appendix A to this proxy statement, to increase the number of shares of common stock reserved for issuance under the 1998 Stock Purchase Plan from 89,445 shares to 200,000 shares, subject to adjustment for stock splits, stock dividends and certain transactions affecting our capital stock. In order to ensure that sufficient shares are available for issuance over the next few years, our Board of Directors has voted to increase the number of shares reserved for issuance under the 1998 Stock Purchase Plan by 110,555 shares and is now seeking stockholder approval.

  General

    In February 1998, we adopted the 1998 Stock Purchase Plan to attract and retain qualified employees and to encourage ownership of the common stock by such employees. Any employee who is a full-time employee is eligible to participate in the 1998 Stock Purchase Plan. Currently, 77 employees are eligible to participate in the 1998 Stock Purchase Plan.

  Principal Terms of the Purchase Plan

    The 1998 Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. The rights to purchase shares of common stock under the 1998 Employee Stock Purchase Plan are granted by our Board of Directors, at its discretion. Our Board of Directors determines the frequency and duration of individual offerings under the plan and the date(s) when stock may be purchased. The plan may be amended or terminated at any time by the Board of Directors, subject to any necessary approval by stockholders. In particular, any amendment that would increase the number of shares offered under the plan would require stockholder approval. The 1998 Stock Purchase Plan is scheduled to terminate on February 18, 2008.

    Participation in the plan is voluntary, and a participant may withdraw from an offering at any time before stock is purchased. Participation terminates automatically upon termination of employment for any reason. The purchase price per share in an offering is 85% of the lower of the fair market value of common stock on the first day of an offering period or the purchase date and may be paid through regular payroll deductions, lump sum cash payments or a combination of both, as determined by the Board of Directors.

    As required by Section 423 of the Internal Revenue Code, all of an employee's purchases in a calendar year are limited to the lesser of $25,000 worth of stock, determined by the fair market value of the common stock at the time the offering begins, or 15% of the employee's annual rate of compensation (or such lesser percentage as the Board of Directors may fix). In addition, an employee may not subscribe for shares under the plan if, immediately after having subscribed, the employee would own 5% or more of the voting power or value of all classes of our stock, including stock which may be purchased through subscriptions under the 1998 Stock Purchase Plan.

  Federal Income Tax Consequences Relating to the Purchase Plan

    A participant does not realize taxable income at the commencement of an offering or at the time shares are purchased under the 1998 Stock Purchase Plan. If a participant does not dispose of shares purchased under the plan for at least:

    . two years from the offering commencement date, and

    . one year from the purchase date,

then upon sale of the shares, 15% of the fair market value of the stock at the commencement of the offering period (or, if less, the amount realized on sale of such shares in excess of the purchase price) is taxed to the participant as ordinary income, with any additional gain taxed as long-term capital gain and any loss sustained taxed as long-term capital loss. No deduction will be allowed to us for Federal income tax purposes. However, if the participant sells the shares before either of the prescribed periods, he or she will be treated as having received taxable compensation income upon the sale equal to the excess of the fair market value of the stock on the date of purchase over the actual purchase price, and we will be allowed to deduct that amount. In either case, any difference over or under the participant's tax cost (the purchase price plus the amount of taxable compensation income that the participant recognizes upon sale of the shares) will be treated as capital gain or loss.

    If a participant disposes of shares of common stock purchased under the 1998 Stock Purchase Plan before the expiration of the prescribed holding periods, then the participant realizes ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares on the date of purchase over the purchase price thereof, and we are entitled to deduct this amount. Any further gain or loss is treated as a short-term or long-term capital gain or loss and will not result in any deduction for us.

    If the participant dies at any time while owning shares purchased under the 1998 Stock Purchase Plan, then 15% of the fair market value of the stock at the commencement of the offering period (or, if less, the fair market value of such shares on the date of death in excess of the purchase price) is taxed to the participant as ordinary income in the year of death, and we would not be allowed a deduction for Federal income tax purposes.

  Shares issued to date under the 1998 Stock Purchase Plan and Shares Available for Future Issuance

    As of April 15, 2002, we have issued 81,997 shares under the 1998 Stock Purchase Plan and 6,587 shares of common stock remain available for issuance. Under the proposed amendment to the 1998 Stock Purchase Plan, 200,000 shares of common stock would be authorized for issuance under the plan, and 117,142 shares would remain available for issuance.

  Votes Required to Approve the Amendment

    The affirmative vote of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote will be required to approve the amendment to the Plan. Abstentions will be counted in determining the number of votes cast, but broker non-votes will not. Therefore, abstentions will have the effect of a negative vote and broker non-votes will have no effect.

    The Board of Directors believes that our ability to allow employees to purchase shares under the 1998 Stock Purchase Plan is essential to attracting and retaining qualified employees. Therefore, the Board of Directors believes that the approval of the proposed amendment to the 1998 Stock Purchase Plan is in our best interests. If this proposal is not approved, the Board will reconsider the amendment.

                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                        FOR THE APPROVAL OF PROPOSAL 2.

PROPOSAL 3:  AMENDMENT OF THE COMPANY'S 1998 EQUITY INCENTIVE PLAN TO INCREASE
  THE NUMBER OF SHARES FOR WHICH AWARDS MAY BE GRANTED UNDER THE 1998 EQUITY
           INCENTIVE PLAN FROM 3,000,000 SHARES TO 4,000,000 SHARES

    We will present a proposal at the meeting that the stockholders approve an amendment to our 1998 Equity Incentive Plan, which is included as Appendix B to this proxy statement, to increase the number of shares of common stock for which options may be granted from 3,000,000 shares to 4,000,000 shares, subject to adjustment for stock splits, stock dividends and certain other transactions affecting our capital stock. In order to ensure that sufficient shares are available for options over the next few years, the Board of Directors has voted to increase the number of shares for which Awards may be granted under the 1998 Equity Plan by 1,000,000 shares.

  General

    The 1998 Equity Plan enables us to offer competitive compensation so as to attract and retain top quality personnel, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in our long-term growth. Stock options granted under the 1998 Equity Plan are a significant element of compensation for our company, as they are in the biotechnology industry generally. Competition for the best personnel in the biotechnology industry is intense. The Board of Directors believes that it is essential for our future strength to continue to offer competitive equity compensation to employees.

    The 1998 Equity Plan permits the grant of incentive and nonstatutory stock options, stock appreciation rights, performance shares, restricted stock and stock units (collectively, "Awards") to our employees, directors and consultants. No stock appreciation rights or other Awards other than stock options have been granted to date. The 1998 Equity Plan is administered by the Compensation Committee of the Board of Directors, which determines the persons to whom, and the times at which, Awards are granted, the type of Award to be granted and all other related terms, conditions and provisions of each Award. The Compensation Committee may delegate to one or more officers the power to make awards to employees who are not executive officers subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. The 1998 Equity Plan may be amended or terminated at any time by the Board of Directors, subject to approval by the stockholders when such approval is deemed to be necessary or advisable by the Board.

    Although the Compensation Committee has discretion in granting Awards, the exercise price of any incentive stock option ("ISO") may not be less than 100% of the fair market value of our common stock on the date of the grant (and all nonstatutory stock options granted to date also have been at fair market value). No ISO granted under the 1998 Equity Plan is transferable by the optionee other than by will or the laws of descent and distribution. Other Awards are transferable to the extent provided by the Compensation Committee. The term of any ISO granted under the 1998 Equity Plan may not exceed ten years, and no ISO may be granted under the 1998 Equity Plan more than ten years from the Plan's adoption.

    Options are generally granted subject to forfeiture restrictions that lapse over time during the optionee's employment. Vested options are generally cancelled if not exercised within a specified time after termination of the optionee's employment.

  Options Granted to Date under the 1998 Equity Plan and Shares Available for Future Grants

    As of April 15, 2002, we have granted options to purchase an aggregate of 3,686,058 shares, of which 698,170 grants were subsequently terminated. As of April 15, 2002, options to purchase 2,225,804 shares were outstanding under the 1998 Equity Plan and 762,084 shares have been issued upon exercise of options granted under this plan. There currently remain 12,112 shares available for award under the 1998 Equity Plan. The aggregate number of shares for which Awards may be granted under the 1998 Equity Plan is subject to appropriate adjustment in the event of a stock split or other recapitalization. Shares also may be issued under the 1998 Equity Plan through the assumption or substitution of outstanding grants from an acquired company without reducing the total number of shares available under the 1998 Equity Plan.

  Federal Income Tax Consequences Relating to 1998 Equity Plan Stock Options

    Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an ISO under the 1998 Equity Plan. If the optionee does not dispose of shares issued upon exercise of an ISO within two years from the date of grant or within one year from the date of exercise, then, upon the sale of such shares, any amount realized in excess of the exercise price is taxed to the optionee as long-term capital gain, and any loss sustained will be a long-term capital loss. No deduction would be allowed to us for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee. If shares of common stock acquired upon the exercise of an ISO are disposed of before the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), the optionee would realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the exercise price thereof, and we would be entitled to deduct such amount. Any further gain realized would be taxed as a short-term or long-term capital gain and would not result in any deduction to us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

    Nonstatutory Stock Options. No income is realized by the optionee upon the grant of a nonstatutory option. Upon exercise of a nonstatutory stock option, the optionee realizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and we are entitled to a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any deduction for us.

  Votes Required to Approve the Amendment

    The affirmative vote of the holders of a majority of the shares of common stock represented and voting at the meeting will be required to amend the 1998 Equity Plan to approve the amendment to the 1998 Equity Plan. Abstentions will be counted in determining the number of votes cast, but broker non-votes will not. Therefore, abstentions will have the effect of a negative vote and broker non-votes will have no effect.

    The Board of Directors considers our ongoing program of granting stock options broadly across the employee base to be very important to our ability to compete for top talent and a significant incentive to promote our success and, therefore, is in the best interests of our stockholders. If this proposal is not approved, the Board will reconsider the amendment.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 3.

            PROPOSAL 4:  RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

    The Board of Directors has appointed KPMG LLP, independent accountants, to audit our consolidated financial statements for the fiscal year ending December 28, 2002, and recommends that our stockholders vote for ratification of such appointment. A representative of KPMG LLP will be present at the meeting and will be available to respond to appropriate stockholders' questions and to make a statement if he or she desires to do so.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 4.

    The submission of this matter to our shareholders at the annual meeting is not required by law or by our bylaws. The Board of Directors is nevertheless submitting it to the shareholders to ascertain their views. If this proposal is not approved at the annual meeting by the affirmative vote of holders of a majority of the shares present or represented at the meeting, the Board intends to reconsider its appointment of KPMG LLP as independent auditors.

                            ADDITIONAL INFORMATION

Management

    Officers are elected annually by our Board of Directors and serve at the discretion of the Board of Directors. Set forth below is information regarding our current executive officers who are not also directors of our company:

         Name                   Age                 Position
         ----                   ---                 --------
    Thomas T. Higgins.......... 50  Executive Vice President, Operations and
                                      Chief Financial Officer
    Bernadette L. Alford, Ph.D. 53  Executive Vice President of Development,
                                      Regulatory and Clinical Affairs

    Thomas T. Higgins has served as Chief Financial Officer and Executive Vice President, Operations since June 1998. Prior to joining us, Mr. Higgins was with the Cabot Corporation, a global specialty chemicals company, from 1985 to 1997, most recently as President of Distrigas of Massachusetts Corporation, a subsidiary of the Cabot Corporation. Also in 1997, Mr. Higgins was Executive Vice President and Chief Operating Officer of Cabot's Liquified Natural Gas Division. From 1989 to 1997, Mr. Higgins served the Cabot Corporation in Asia, as Vice President and General Manager of the Pacific Asia Carbon Black Division in Malaysia (1996-1997), managing director in Indonesia (1990-1995) and director of New Ventures in Japan (1989-1990). Previously, Mr. Higgins was with Price Waterhouse. Mr. Higgins holds a B.B.A. from Boston University.

    Bernadette L. Alford, Ph.D. joined us in May 2000 and became Executive Vice President of Development, Regulatory and Clinical Affairs in September 2000. Prior to joining us, Dr. Alford was Vice President, Regulatory Affairs, of Biopure Corporation, a developer, manufacturer and supplier of oxygen therapeutics, where she was responsible for Biopure's regulatory and quality functions between September 1998 and May 2000. From 1994 to 1998 Dr. Alford was Senior Vice President, Product Development at Alexion Pharmaceuticals, Inc. where she was responsible for clinical and regulatory affairs, compliance and validation for the company's immunoregulatory therapeutics. Dr. Alford received a Ph.D. in molecular biology and biochemistry from Texas University and has also received fellowships from the Massachusetts Institute of Technology and Baylor College of Medicine.

    There are no family relationships between any director, executive officer, or person nominated or chosen by us to become a director or executive officer.

Compensation of Directors

    Mr. Tendler received $40,000 for his services as Chairman of our Executive Committee during Fiscal Year 2001. Messrs. Hayward-Surry and Lerner and Dr. Platika each received $15,000 for their services as directors. Mr. Limber became a Board member during Fiscal Year 2001 and received $7,500 for his services. Each of these Board members also received

$2,000 for each meeting of the Board that they attended. If a committee meeting occurred on days other than when a Board meeting took place, these directors received $1,000 for each committee meeting attended.

    All members of the Board of Directors receive reimbursement of expenses associated with their attendance of meetings of the Board of Directors or of any committee of which they are a member.

    In addition, directors who are not also officers or employees received option grants under the 1998 Director Stock Option Plan, as amended. This plan provides for an automatic grant of options to purchase 15,000 shares of common stock upon initial election to the Board of Directors and an automatic annual grant of options to purchase 2,000 shares of common stock. These grants vest 25 percent on the six-month anniversary of the grant date and then vest 25 percent each on the second, third and fourth year anniversary of the grant date. The term of all options granted under the 1998 Director Stock Option Plan, as amended, is ten years from the date of grant. The exercise price for all options granted under the 1998 Director Stock Option Plan, as amended, is equal to the last sale price for the common stock on the business day immediately preceding the date of grant. The exercise price may be paid in cash or shares.

    Pursuant to the 1998 Director Stock Option Plan, Messrs. Tendler, Parker, Lerner, Limber and Charpie and Drs. Ackerman, Wicker, and Platika each received an automatic annual option grant on December 14, 2001 to purchase 2,000 shares of common stock. Mr. Hayward-Surry is not permitted by his employer to accept option grants and has not received any grants under the 1998 Director Stock Option Plan.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

    The following table provides certain summary information concerning compensation (including salary, bonuses, stock options, and certain other compensation) paid by us for services in all capacities for fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000 to our Chief Executive Officer and to each of the other persons who served as our executive officers at December 29, 2001 and whose salary plus bonus exceeded $100,000 in Fiscal Year 2001 (the "Named Executive Officers").

                                                           Annual Compensation Long-Term Compensation
                                                           ------------------- -----------------------
                                                                               Securities  All Other
                                                                               Underlying Compensation
           Name and Principal Position             Year    Salary($)  Bonus($) Options(1)    ($)(2)
           ---------------------------             ----    ---------  -------- ---------- ------------
John R. Barr...................................... 2001    $371,087   $ 81,000   75,000        --
  President and Chief Executive Officer            2000     361,809    100,000  150,000        --
                                                   1999     324,231    122,500   50,000        --

Thomas T. Higgins................................. 2001     242,230     49,350   50,000        --
  Executive Vice President, Operations             2000     227,956     56,980  100,000        --
  and Chief Financial Officer                      1999     199,231     64,759   40,000        --

Bernadette L. Alford, Ph.D........................ 2001     237,980     69,300   50,000        --
  Executive Vice President, Development,           2000(3)  116,667         --  150,000        --
  Regulatory and Clinical Affairs

--------
(1) All stock options in this column were granted under the 1998 Equity Plan which is administered by the Compensation Committee. These options have an exercise price equal to fair market value on the date of the grant, vest in four equal annual installments on the first four anniversaries of the date of grant, and expire ten years from the date of grant.
(2) Excludes perquisites and other personal benefits, securities or property which, in the aggregate, are less than the lesser of $50,000 or ten percent (10%) of the total of the annual salary and bonus reported for the Named Executive Officer for the year.
(3) Dr. Alford joined us in May 2000 and became Executive Vice President, Development, Regulatory and Clinical Affairs in September 2000. The information shown in this table for 2000 reflects compensation earned by Dr. Alford from May 2000 through December 30, 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information concerning individual grants of options to purchase common stock made to each Named Executive Officer during Fiscal Year 2001.

                                            Individual Grants
                            --------------------------------------------------
                                                                                Potential Realizable
                                          Percentage of                           Value at Assumed
                              Number of   Total Options                        Annual Rates of Stock
                             Securities    Granted to                          Price Appreciation for
                             Underlying   Employees in  Exercise or                Option Term(4)
                               Options     Fiscal Year  Base Price  Expiration ----------------------
       Name                 Granted(#)(1)    2001(2)     ($/Share)   Date(3)      5%($)      10%($)
       ----                 ------------- ------------- ----------- ----------  --------    --------
John R. Barr...............    75,000         13.8%        $6.81      4/5/11   $321,326    $814,303
Thomas T. Higgins..........    50,000          9.2%        $6.75      3/8/11   $212,252    $537,888
Bernadette L. Alford, Ph.D.    50,000          9.2%        $6.75      3/8/11   $212,252    $537,888

--------
(1) See Note (1) to the Summary Compensation Table. The options vest in four equal annual installments starting on the first anniversary of the grant date.
(2) Options to purchase an aggregate of 542,629 shares were granted to all our employees and directors in Fiscal Year 2001.
(3) Options expire ten years from grant date unless the individual earlier terminates employment. Upon such termination of employment, all vested options expire 90 days from the termination date.
(4) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on our common stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of our common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

    Presented below is information about the number and value of unexercised stock options to purchase our common stock held by each Named Executed Officer as of December 29, 2001. No Named Executive Officers exercised any options in Fiscal Year 2001.

                                 Number of Securities  Value of Unexercised
                                Underlying Unexercised     In-the-Money
                                      Options at            Options at
                                 Fiscal Year End (#)   Fiscal Year End ($)
                                     Exercisable/          Exercisable/
           Name                     Unexercisable        Unexercisable(1)
           ----                 ---------------------- --------------------
    John R. Barr...............    430,121/212,500            --/--
    Thomas T. Higgins..........    170,000/120,000            --/--
    Bernadette L. Alford, Ph.D.     37,500/162,500       $8,875 / $26,625

--------
(1) Based on the difference between the option exercise price and the closing price per share of the underlying common stock on the Nasdaq National Market on December 28, 2001, which closing price was $6.15.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is composed of three independent, disinterested directors who are not employees of the Company. The Compensation Committee reviews and approves all compensation and fringe benefit programs of the Company and also reviews and determines the actual compensation of the Company's executive officers, as well as all stock option grants, performance-based stock options and both long-term and short-term cash incentive awards to all key employees.

    The Company's executive compensation program is designed to be linked closely to corporate performance and returns to stockholders. To this end, we have developed an overall compensation strategy and specific compensation plan that tie a very significant portion of executive compensation to the Company's success in meeting specified performance goals. In addition, through the use of stock options, we ensure that a part of each executive's compensation is closely tied to appreciation in the Company's stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and stockholder interests through equity based plans and, finally, to provide a compensation package that recognizes individual contributions as well as overall business results.

    The key elements of the Company's executive compensation consist of base salary, annual incentive bonuses and stock options. Our policies with respect to each of these elements, including the bases for the compensation awarded to Mr. John Barr, Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, we take into account the full compensation package afforded by the Company to the individual, including insurance and other employee benefits, as well as the programs described below.

  Base Salary

    Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual. In making determinations regarding base salaries, we consider generally available information regarding salaries prevailing in the biotechnology industry, but do not utilize any particular indices or peer groups. Base salaries are reviewed on an annual basis. We determined that Mr. Barr's base salary was commensurate with the base compensation paid to similarly situated officers in comparable companies.

  Annual Incentive Bonus

    We review the Company's annual performance plan for the ensuing fiscal year and set specific incentive target bonus awards which are directly linked to the short term financial and milestone target achievement performance objectives of the Company as a whole. The executive officers of the Company then have an opportunity to earn a payout of their individual target bonuses in each fiscal year provided that the Company meets or exceeds its performance plan for the year. These bonuses are prorated to the extent that the Company achieves a portion of its performance plan. We have complete discretionary authority to award full bonuses or special bonuses for special achievements. Mr. Barr's bonus reflects our assessment of Mr. Barr's performance compared against agreed upon personal and Company goals, as well as the overall progress of the Company.

  Stock Options

    Under the Company's 1998 Equity Incentive Plan and the 1999 Supplemental Stock Option Plan, which were approved by the stockholders, stock options are granted to the Company's executive officers. Stock options granted to executives have an exercise price equal to the fair market value of the common stock on the date of grant and vest over four years. Stock option grants are designed to provide incentive for the creation of stockholder value over the long term, since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. In determining the amount of such grants, we evaluate the job level of the executive, responsibilities to be assumed in the upcoming year, and responsibilities in prior years, and also take into account the size of the officer's awards in the past. Mr. Barr's option grant in Fiscal Year 2001 reflects our assessment of Mr. Barr's performance compared against agreed upon personal and Company goals, as well as the overall progress of the Company.

    Our committee believes that the foregoing combination of base salaries, incentive bonuses and stock option incentives have helped develop a senior management group dedicated to achieving significant improvement in both the short-term and long-term financial performance of the Company.

                                          Irwin Lerner, Chairman
                                          Peter D. Parker
                                          Damion Wicker, M.D.

                            AUDIT COMMITTEE REPORT

    During fiscal 2001, the Audit Committee was composed of three directors, all of whom satisfied the financial literacy requirements of the rules of the Nasdaq Stock Market. Two of the directors were independent. The third director, Richard A. Charpie, Ph.D., is the managing general partner of Ampersand Ventures, which holds approximately 34% of our common stock. By virtue of his position with Ampersand, he did not satisfy the Nasdaq Stock Market audit committee independence requirements. The Board of Directors appointed
Dr. Charpie to serve on the Audit Committee pursuant to an exception to the independence requirements because his service was required in the best interests of the Company and shareholders due to the relevance of his experience and historical perspective to the accounting and reporting issues faced by the Audit Committee. In particular, Dr. Charpie has been a director of the Company since 1995 and has been involved in setting its business strategy, in establishing collaborations with partners, and in the restructuring involving the sale of the Plasma Operations in August 2001. The Audit Committee acts under a written charter which was adopted in 2000 and reviewed and reaffirmed in 2001.

    In the course of our oversight of the Company's financial reporting process, we have reviewed and discussed with management the Company's audited financial statements for the fiscal year ended December 29, 2001, (ii) discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications, (iii) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, (iv) discussed with the auditors any relationships that may impact their objectivity and independence, and (v) considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence.

    Based on the foregoing review and discussions, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 29, 2001 for filing with the Securities and Exchange Commission.

                                          Jeremy Hayward-Surry, Chairman
                                          Richard A. Charpie
                                          Joseph M. Limber

Note: At the May 2, 2002 meeting of the Board of Directors, Mr. Irwin Lerner was appointed to replace Dr. Charpie on the Audit Committee. Mr. Lerner meets the Nasdaq Stock Market independence and financial literacy requirements.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In February 1998, Pall Corporation ("Pall") and Vitex entered into a series of agreements (the "Pall Agreements") providing for, among other things, collaboration on the development and marketing of systems employing our pathogen reduction technologies for red blood cell and platelet concentrates. Pall is a leading manufacturer and supplier of filtration products, including those relating to the collection, preservation, processing, manipulation, storage and treatment of blood and blood components. Under the Pall Agreements, Pall receives exclusive worldwide distribution rights to all systems incorporating pathogen reduction technology for red blood cells and platelets. We have also agreed to share with Pall research, development, clinical and regulatory responsibilities and will equally share profits and joint expenses from operations after each party is reimbursed for its cost of goods. Pall research funding in Fiscal Year 2001 totaled $5.8 million and we purchased production related materials from Pall totaling $0.2 million during the year.

    Upon execution of the Pall Agreements in February 1998 and at the time of our initial public offering, Pall made equity investments in Vitex totaling $9.0 million. In addition, the Pall Agreements provide that Pall will purchase up to $17.0 million worth of our common stock in installments tied to the achievement of specific development milestones ($10.0 million remaining at December 29, 2001). Such equity investments by Pall will be made at the prevailing market price per share. We reached equity milestones in December 2000 and December 1999 and accordingly, Pall purchased $4.0 million and $3.0 million, respectively, of our common stock at the then market price. Mr. Hayward-Surry, one of our directors, is the President and a member of the Board of Directors of Pall Corporation.

    During Fiscal Year 2001, in anticipation of the Plasma Operations divestiture described below, we terminated our last active technology license from the New York Blood Center ("NYBC"). Prior to termination, we made royalty payments to the NYBC in Fiscal Year 2001 totaling $0.7 million. Mr. Tendler, one of our directors, is a member of the Board of Trustees and the Executive Committee of NYBC.

    As of April 15, 2002, Ampersand Ventures ("Ampersand") owned 33.6 percent of our outstanding stock, as described in Note 2 to the Security Ownership by Management and Principal Stockholders Table. Messrs. Charpie and Parker, our directors, are general partners in Ampersand and, in the case of Mr. Charpie, managing general partner, of various Ampersand funds (as more fully described in Note 2 to the Security Ownership by Management and Principal Stockholders Table). As of April 15, 2002, Messrs. Charpie and Parker may be considered beneficial owners of 33.6 percent of our outstanding stock.

    On August 14, 2001, we completed the divestiture of our Plasma Operations located in Melville, New York to Precision Pharma Services, Inc. ("Precision"), a newly-formed company owned by management of the Plasma Operations and Ampersand. The Plasma Operations were responsible for producing intermediate plasma fractions for Bayer and for viral inactivation of transfusion plasma for the Red Cross. The total value of the transaction was approximately $34.0 million, and the net book value of the assets we divested to Precision was $39.1 million.

    We entered into a consulting agreement in October 2000 with Dr. Ackerman, Chairman of our Board of Directors and Chief Scientific Officer. Under the terms of this agreement which renews annually, Dr. Ackerman received a total of $0.1 million for his consulting services in Fiscal Year 2001. During Fiscal Year 2001, we purchased $0.1 million in processing services from a company in which Dr. Ackerman was an officer and an investor and in which Ampersand was also an investor. Dr. Ackerman owned 1.9 percent of our outstanding stock as of April 15, 2002.

                            STOCK PERFORMANCE GRAPH

    The graph below compares the cumulative total stockholder return of our common stock from June 11, 1998 (the date that our stock began trading publicly) through December 29, 2001 against the cumulative total return of the Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Index during the same period. We caution that the stock price performance shown in the graph below should not be considered indicative of potential future stock performance.

     Comparison of Cumulative Total Return Among V.I. Technologies, Inc., the Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Index



                                    [CHART]



                            Base Date
                            June 11,  December 31, December 31, December 30, December 29,
Company/Index Name            1998        1998         1999         2000         2001
------------------          --------- ------------ ------------ ------------ ------------
V.I. Technologies, Inc.....  $100.00    $ 92.22      $ 61.11      $ 46.66      $ 54.67
Nasdaq Stock Market Index..  $100.00    $127.03      $235.71      $142.60      $113.57
Nasdaq Pharmaceutical Index  $100.00    $126.59      $234.06      $296.39      $183.48

    The graph shown above assumes that $100 was invested in our common stock and in each index on June 11, 1998. The total return for the indices used assumes the reinvestment of all dividends.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee are Messrs. Lerner and Parker and Dr. Wicker. No member of the Compensation Committee has at any time been an officer or employee of our company. None of our executive officers serve as a member of the compensation committee or board of directors of any other entity which has an executive officer serving as a member of our Board of Directors or Compensation Committee. Mr. Parker is a general partner of Ampersand Ventures. Refer to "Certain Relationships and Related Transactions".

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Directors, executive officers, and greater than ten percent holders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

    Based solely on our review of the copies of such forms received or written representations from certain reporting persons, we believe that, during Fiscal Year 2001 filing requirements under Section 16(a) applicable to our directors, executive officers and ten percent holders were met.

                INFORMATION CONCERNING INDEPENDENT ACCOUNTANTS

    The firm of KPMG LLP, independent accountants, has examined our financial statements for the year ended December 29, 2001. Our Board of Directors has appointed KPMG LLP to serve as our accountants for our fiscal year ending December 28, 2002. Representatives of KPMG LLP are expected to attend the Annual Meeting and be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

    The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2001, and fees billed for other services rendered by KPMG LLP.

                  Audit fees, excluding audit related $45,000
                                                      -------
                  All other fees:
                      Audit related fees(1)..........  36,325
                      Other non-audit services(2)....  15,900
                                                      -------
                          Total all other fees....... $52,225
                                                      =======

--------
(1) Audit related fees consisted principally of the audit of an employee benefit plan, an audit of the Plasma Operations divestiture, reviews of other SEC filings and issuance of consents.
(2) Other non-audit fees consisted of tax compliance services.

    The Audit Committee has considered whether the provision of the services rendered in "All other fees" is compatible with maintaining auditor independence.

                                 ANNUAL REPORT

    Our Annual Report on Form 10-K for Fiscal Year 2001 and our Annual Report on Form 10-K/A for Fiscal Year 2001 (which amended our Annual Report on Form 10-K) are available without charge upon request. Requests for copies of the Annual Report on Form 10-K and on Form 10-K/A should be sent to Francesca DeVellis, Senior Director, Investor Relations and Corporate Communications, at V.I. Technologies, Inc., 134 Coolidge Avenue, Watertown, Massachusetts 02472.

                                 OTHER MATTERS

    The Board of Directors does not know of any other matter which may come before the meeting. If any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

    The Board of Directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares even though they have sent in their proxies.

                                          By Order of the Board of Directors

                                          Thomas T. Higgins, Secretary

Watertown, Massachusetts
May 15, 2002

                                                                      Appendix A

                             V.I. TECHNOLOGIES, INC.

                        1998 Employee Stock Purchase Plan

1.   Purpose

The purpose of this 1998 Employee Stock Purchase Plan (the "Plan") is to provide employees of V.I. Technologies, Inc. (the "Company"), who wish to become shareholders of the Company an opportunity to purchase Common Stock of the Company (the "Shares"). The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2.   Eligible Employees

Subject to the provisions of Sections 7, 8 and 9 below, any individual who is a full-time employee (as defined below) of the Company, or any of its subsidiaries (as defined in Section 424(f) of the Code) the employees of which are designated by the Board of Directors as eligible to participate in the Plan, is eligible to participate in any Offering of Shares (as defined in Section 3 below) made by the Company hereunder. Full-time employees shall include all employees whose customary employment is:

     (a)  20 hours or more per week and
     (b)  more than five months

in the calendar year during which said Offering Date occurs or in the calendar year immediately preceding such year.

3.   Offering Dates

From time to time, the Company, by action of the Board of Directors, will grant rights to purchase Shares to employees eligible to participate in the Plan pursuant to one or more offerings (each of which is an "Offering" on a date or series of dates (each of which is an "Offering Date") designated for this purpose by the Board of Directors).

4.   Prices

The price per share for each grant of rights hereunder shall be the lesser of:

     (a) eighty-five percent (85%) of the fair market value of a Share on the Offering Date on which such right was granted; or
     (b) eighty-five percent (85%) of the fair market value of a Share on the date such right is exercised.

At its discretion, the Board of Directors may determine a higher price for a grant of rights.

5.   Exercise of Rights and Method of Payment

     (a) Rights granted under the Plan will be exercisable periodically on specified dates as determined by the Board of Directors.

     (b) The method of payment for Shares purchased upon exercise of rights granted hereunder shall be through regu1ar payroll deductions or by lump sum cash payment or both, as determined by the Board of Directors. No interest shall be paid upon payroll deductions unless specifically provided for by the Board of Directors.

     (c) Any payments received by the Company from a participating employee and not utilized for the purchase of Shares upon exercise of a right granted hereunder shall be promptly returned to such employee by the Company after termination of the right to which the payment relates.

6.   Term of Rights

The total period from an Offering Date to the last date on which rights granted on that Offering Date are exercisable (the "Offering Period") shall in no event be longer than twenty-seven (27) months. The Board of Directors when it authorizes an Offering may designate one or more exercise periods during the Offering Period. Rights granted on an Offering Date shall be exercisable in full on the Offering Date or in such proportion on the last day of each exercise period as the Board of Directors determines.

7.   Shares Subject to the Plan

No more than 200,000 Shares may be sold pursuant to rights granted under the Plan. Appropriate adjustments in the above figure, in the number of Shares covered by outstanding rights granted hereunder, in the exercise price of the rights and in the maximum number of Shares which an employee may purchase (pursuant to Section 8 below) shall be made to give effect to any mergers, consolidations, reorganizations, recapitalizations, stock splits, stock dividends or other relevant changes in the capitalization of the Company occurring after the effective date of the Plan, provided that no fractional Shares shall be subject to a right and each right shall be adjusted downward to the nearest full Share. Any agreement of merger or consolidation will include provisions for protection of the then existing rights of participating employees under the Plan. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Company may be made subject to rights under the Plan. If for any reason any right under the Plan terminates in whole or in part, Shares subject to such terminated right may again be subjected to a right under the Plan.

8.   Limitations on Grants

     (a) No employee shall be granted a right hereunder if such employee, immediately after the right is granted, would own stock or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, or of any subsidiary, computed in accordance with Section 423(b)(3) of the Code.

     (b) No employee shall be granted a right which permits his right to purchase shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) (or such other maximum as may be prescribed from time to time by the Code) of the fair market value of such Shares (determined at the time such right is granted) for each calendar year in which such right is outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Code.

     (c) No right granted to any participating employee under an Offering, when aggregated with rights granted under any other Offering still exercisable by the participating employee, shall cover more shares than may be purchased at an exercise price equal to fifteen percent (15%) of the employee's annual rate of compensation on the date the employee elect to participate in the Offering or such lesser percentage as the Board of Directors may determine.

9.   Limit on Participation

Participation in an Offering shall be limited to eligible employees who elect to participate in such Offering in the manner, and within the time limitations, established by the Board of Directors when it authorizes the Offering.

10.  Cancellation of Election to Participate

An employee who has elected to participate in an Offering may cancel such election as to all (but not part) of the unexercised rights granted under such Offering by giving written notice of such cancellation to the Company before the expiration of any exercise period. Any amounts paid by the employee for the Shares or withheld for the purchase of Shares from the employee's compensation through payroll deductions shall be paid to the employee, without interest, unless otherwise determined by the Board of Directors, upon such cancellation.

11.  Termination of Employment

Upon the termination of employment for any reason, including the death of the employee, before the date on which any rights granted under the Plan are exercisable, all such rights shall immediately terminate and amounts paid by the employee for the Shares or withheld for the purchase of Shares from the employee's compensation through payroll deductions shall be paid to the employee or to the employee's estate, without interest unless otherwise determined by the Board of Directors.

12.  Employees' Rights as Shareholders

No participating employee shall have any rights as a shareholder in the Shares covered by a right granted hereunder until such right has been exercised, full payment has been made for the corresponding Shares and the Share certificate is actually issued.

13.  Rights Not Transferable

Rights under the Plan are not assignable or transferable by a participating employee and are exercisable only by the employee.

14.  Amendments to or Discontinuation of the Plan

The Board of Directors of the Company shall have the right to amend, modify or terminate the Plan at any time without notice; provided, however, that the then existing rights of all participating employees shall not be adversely affected thereby, and provided further that, subject to the provisions of Section 7 above, no such amendment to the Plan shall, without the approval of the shareholders of the Company, increase the total number of Shares which may be offered under the Plan.

15.  Effective Date and Approvals

This Plan became effective on February 18, 1998, the date it was adopted by the Board of Directors, provided that it is approved by the shareholders of the Company within twelve (12) months before or after the date of adoption.

The Company's obligation to offer, sell and deliver its Shares under the Plan is subject to (i) the approval of any governmental authority required in connection with the authorized issuance or sale of such Shares, (ii) satisfaction of the 1isting requirements of any national securities exchange on which the Shares are then listed and (iii) compliance, in the opinion of the Company's counsel with, all applicable federal and state securities and other laws.

16.  Term of Plan

No rights shall be granted under the Plan after February 18, 2008.

17.  Administration of the Plan

The Board of Directors or any committee or person(s) to whom it delegates its authority (the "Administrator") shall administer, interpret and apply all provisions of the Plan as it deems necessary to meet special circumstances not anticipated or covered expressly by the Plan. Nothing contained in this Section shall be deemed to authorize the Administrator to alter or administer the provisions of the Plan in a manner inconsistent with the provisions of Section 423 of the Code.

                                                                      Appendix B

                             V.I. TECHNOLOGIES, INC.

                           1998 Equity Incentive Plan

Section 1.  Purpose

     The purpose of the V.I. Technologies, Inc. 1998 Equity Incentive Plan (the "Plan") is to attract and retain key employees and directors and consultants of the Company and its Affiliates, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company by granting Awards with respect to the Company's Common Stock.

Section 2.  Definitions

     "Affiliate" means any business entity in which the Company owns directly or indirectly 50% or more of the total combined voting power or has a significant financial interest as determined by the Committee.

     "Award" means any Option, Stock Appreciation Right, Performance Share, Restricted Stock, Stock Unit or Other Stock-Based Award awarded under the Plan.

     "Board" means the Board of Directors of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor to such Code.

     "Committee" means a committee comprised of not less than two members of the Board appointed by the Board to administer the Plan or a specified portion thereof. If the Committee is authorized to grant Awards to a Reporting Person or a Covered Employee, each member shall be a "Non-Employee Director" or the equivalent within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 or any successor provision, as applicable to the Company at the time ("Rule 16b-3"), or an "outside director" or the equivalent within the meaning of
Section 162(m) of the Code, respectively. In the event no such Committee is appointed, then "Committee" means the Board.

     "Common Stock" or "Stock" means the Common Stock, $0.01 par value, of the Company.

     "Company" means V.I. Technologies, Inc.

     "Covered Employee" means a person whose income is subject to Section 162(m) of the Code.

     "Designated Beneficiary" means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant's death. In the absence of an effective designation by a Participant, "Designated Beneficiary" shall mean the Participant's estate.

     "Effective Date" means January 25, 1996.

     "Fair Market Value" means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

     "Incentive Stock Option" means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is intended to meet the requirements of Section 422 of the Code or any successor provision.

     "Nonstatutory Stock Option" means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is not intended to be an Incentive Stock Option.

     "Option" means an Incentive Stock Option or a Nonstatutory Stock Option.

     "Other Stock-Based Award" means an Award, other than an Option, Stock Appreciation Right, Performance Share, Restricted Stock or Stock Unit, having a Common Stock element and awarded to a Participant under Section 11.

     "Participant" means a person selected by the Committee to receive an Award under the Plan.

     "Performance Cycle" or "Cycle" means the period of time selected by the Committee during which performance is measured for the purpose of determining the extent to which an award of Performance Shares has been earned.

     "Performance Shares" mean shares of Common Stock, which may be earned by the achievement of performance goals, awarded to a Participant under Section 8.

     "Reporting Person" means a person subject to Section 16 of the Securities Exchange Act of 1934 or any successor provision.

     "Restricted Period" means the period of time during which an Award may be forfeited to the Company pursuant to the terms and conditions of such Award.

     "Restricted Stock" means shares of Common Stock subject to forfeiture awarded to a Participant under Section 9.

     "Stock Appreciation Right" or "SAR" means a right to receive any excess in value of shares of Common Stock over the exercise price awarded to a Participant under Section 7.

     "Stock Unit" means an award of Common Stock or units that are valued in whole or in part by reference to, or otherwise based on, the value of Common Stock, awarded to a Participant under Section 10.

Section 3.  Administration

     The Plan shall be administered by the Committee, provided that the Board may in any instance perform any of the functions delegated to the Committee hereunder. The Committee shall select the Participants to receive Awards and shall determine the terms and conditions of the Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee's decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

Section 4.  Eligibility

     All employees and, in the case of Awards other than Incentive Stock Options, Directors and consultants of the Company or any Affiliate, capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan. Incentive Stock Options may be awarded only to persons eligible to receive such Options under the Code.

Section 5.  Stock Available for Awards

     (a) Subject to adjustment under subsection (b), Awards may be made under the Plan for up to 4,000,000 shares of Common Stock. If any Award in respect of shares of Common Stock expires or is terminated unexercised or is forfeited, the shares subject to such Award, to the extent of such expiration, termination or forfeiture, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

     (b) In the event that the Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee (subject, in the case of Incentive Stock Options, to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

Section 6.  Stock Options

     (a) Subject to the provisions of the Plan, the Committee may award Incentive Stock Options and Nonstatutory Stock Options and determine the number of shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal and state securities laws, as it considers necessary or advisable. The terms and conditions of Incentive Stock Options shall be subject to and comply with Section 422 of the Code or any successor provision and any regulations thereunder, and no Incentive Stock Option may be granted hereunder more than ten years after the Effective Date.

     (b) The Committee shall establish the option price at the time each Option is awarded, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of award with respect to Incentive Stock Options. Nonstatutory Stock Options may be granted at such prices as the Committee may determine.

     (c) Until the completion of an initial public offering of the Common Stock, each optionholder shall execute a Stock Purchase and Right of Repurchase Agreement, substantially in the form of Exhibit 1 hereto, prior to the purchase of any Stock pursuant to the exercise of Options. Each Option shall be exercisable at such times and subject to such additional terms and conditions as the Committee may specify in the applicable Award or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

     (d) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the award of the Option, by delivery of a note or shares of Common Stock owned by the optionee, including Restricted Stock, or by retaining shares otherwise issuable pursuant to the Option, in each case valued at their Fair Market Value on the date of delivery or retention, or such other lawful consideration as the Committee may determine.

     (e) The Committee may provide that, subject to such conditions as it considers appropriate, upon the delivery or retention of shares to the Company in payment of an Option, the Participant automatically be awarded an Option for up to the number of shares so delivered.

Section 7.  Stock Appreciation Rights

     (a) Subject to the provisions of the Plan, the Committee may award SARs in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option. SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised. The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash,

Common Stock or other securities of the Company, Awards or other property, and may define the manner of determining the excess in value of the shares of Common Stock.

     (b) The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined. SARs granted in tandem with Options shall have an exercise price not less than the exercise price of the related Option. SARs granted alone and unrelated to an Option may not have an exercise price less than 100% of the Fair Market Value of the Common Stock on the date of grant, provided that such a SAR granted to a new employee or consultant within 90 days of the date of employment may have a lower exercise price so long as it is not less than 100% of the Fair Market Value on the date of employment.

     (c) An SAR related to an Option, which SAR can only be exercised upon or during limited periods following a change in control of the Company, may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the change in control or paid during the thirty-day period immediately preceding the occurrence of the change in control in any transaction reported in the stock market in which the Common Stock is normally traded.

Section 8.  Performance Shares

     (a) Subject to the provisions of the Plan, the Committee may award Performance Shares and determine the number of such shares for each Performance Cycle and the duration of each Performance Cycle. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other. The payment value of Performance Shares shall be equal to the Fair Market Value of the Common Stock on the date the Performance Shares are earned or, in the discretion of the Committee, on the date the Committee determines that the Performance Shares have been earned.

     (b) The committee shall establish performance goals for each Cycle, for the purpose of determining the extent to which Performance Shares awarded for such Cycle are earned, on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. During any Cycle, the Committee may adjust the performance goals for such Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

     (c) As soon as practicable after the end of a Performance Cycle, the Committee shall determine the number of Performance Shares that have been earned on the basis of performance in relation to the established performance goals. The payment values of earned Performance Shares shall be distributed to the Participant or, if the Participant has died, to the Participant's Designated Beneficiary, as soon as practicable thereafter. The Committee shall determine, at or after the time of award, whether payment values will be settled in whole or in part in cash or other property, including Common Stock or Awards.

Section 9.  Restricted Stock

     (a) Subject to the provisions of the Plan, the Committee may award shares of Restricted Stock and determine the duration of the Restricted Period during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

     (b) Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Notwithstanding the foregoing, in the Committee's discretion, Awards in the form of Restricted Stock may be made transferable to a limited liability company controlled solely by the Participant. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant's Designated Beneficiary.

Section 10.  Stock Units

     (a) Subject to the provisions of the Plan, the Committee may award Stock Units subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment rules as the Committee shall determine.

     (b) Shares of Common Stock awarded in connection with a Stock Unit Award shall be issued for no cash consideration or such minimum consideration as may be required by applicable law.

Section 11.  Other Stock-Based Awards

     (a) Subject to the provisions of the Plan, the Committee may make other awards of Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Stock, including without limitation convertible preferred stock, convertible debentures, exchangeable securities and Common Stock awards or options. Other Stock-Based Awards may be granted either alone or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan.

     (b) The Committee may establish performance goals, which may be based on performance goals related to book value, subsidiary performance or such other criteria as the Committee may determine, Restricted Periods, Performance Cycles, conversion prices, maturities and security, if any, for any Other Stock-Based Award. Other Stock-Based Awards may be sold to Participants at the face value thereof or any discount therefrom or awarded for no consideration or such minimum consideration as may be required by applicable law.

Section 12.  General Provisions Applicable to Awards

     (a) Limitations on Grants of Options and SARs. Subject to adjustment under
Section 5(b), the number of shares subject to Options and SARs granted to any one individual during any fiscal year may not exceed 223,613 shares.

     (b) Reporting Person Limitations. Notwithstanding any other provision of the Plan, to the extent required to qualify for the exemption provided by Rule 16b-3, Awards made to a Reporting Person shall not be transferable by such person other than by will or the laws of descent and distribution or, if then permitted by Rule 16b-3, pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder, and are exercisable during such person's lifetime only by such person or by such person's guardian or legal representative.

     (c) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

     (d) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter.

     (e) Settlement. The Committee shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Committee may permit a Participant to defer all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts denominated in cash and dividend equivalents on amounts denominated in Common Stock.

     (f) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.

     (g) Termination of Employment. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant's legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

     (h) Change in Control. In order to preserve a Participant's rights under an Award in the event of a change in control of the Company, the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the purchase of the Award upon the Participant's request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable and in the best interests of the Company.

     (i) Loans. The Committee may authorize the making of loans or cash payments to Participants in connection with any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying or related to such Award (provided that such Loan shall not exceed the Fair Market Value of the security subject to such Award), and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter.

     (j) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

     (k) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

     (l) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

Section 13.  Miscellaneous

     (a) No Right To Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

     (b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

     (c) Effective Date. The 1996 Equity Incentive Plan became effective on January 25, 1996. Subject to the approval of the Stockholders of the Company, this 1998 Equity Incentive Plan, which amends and restates the 1996 Equity Incentive Plan, will become effective on February 18, 1998. Prior to such approval, Awards may be made under the Plan expressly subject to such approval.

     (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any stockholder approval that the Board determines to be necessary or advisable.

     (e) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of Delaware.

                            V.I. TECHNOLOGIES, INC.

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of V.I. Technologies, Inc. that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it, and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, June 17, 2002. Thank you in advance for your prompt consideration of these matters.

Sincerely,

V.I. Technologies, Inc.


                            V.I. TECHNOLOGIES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Thomas T. Higgins and Chithra Baylis and each of them as Proxies of the undersigned, each with the power to appoint substitute, and hereby authorize each of them to represent the undersigned at the 2002 Annual Meeting of Stockholders to be held on June 17, 2002, or any adjournment thereof, and there to vote all the shares of V.I. Technologies, Inc. held of record by the undersigned on April 23, 2002, as directed on the reverse side hereof. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR CLASS I DIRECTOR AND FOR PROPOSALS 2, 3 AND 4. If a nominee for director is unable or unwilling to serve, the shares represented hereby will be voted for another person in accordance with the judgment of the Proxies named herein.

In addition, in their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

--------------------------------------------------------------------------------
           PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY
                          USING THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
Please sign exactly as your name or names appear hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

   HAS YOUR ADDRESS CHANGED?                      DO YOU HAVE ANY COMMENTS?

-------------------------------             ------------------------------------

-------------------------------             ------------------------------------

-------------------------------             ------------------------------------

                       (To be signed on the reverse side)

                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------
A [X] Please mark your
      votes as in this
      example.

                                   WITHHELD
                        FOR        from all
                    all nominees   nominees
1. Election of
   Class I              [_]          [_]   Nominees:   John R. Barr
   Directors.                                          Richard A. Charple, Ph.D.
                                                       Irwin Lerner


[_]
   ---------------------------
   For all nominees except for the nominees listed in the space above.

                                                                 FOR   AGAINST   ABSTAIN
2.   Amendment of the Company's 1998 Employee Stock Purchase     [_]     [_]       [_]
     Plan to increase the number of shares of the Company's
     common stock reserved for issuance from 89,445 shares
     to 200,000 shares.

3.   Amendment of the Company's 1998 Equity Incentive Plan       [_]     [_]       [_]
     to increase the number of shares of the Company's
     common stock for which awards may be granted from
     3,000,000 shares to 4,000,000 shares.

4.   Ratification of the appointment of KPMG LLP as the          [_]     [_]       [_]
     Company's independent accountants for the current
     fiscal year.

     Mark box at right if an address change or comment has been noted              [_]
     on the reverse side of this card.

Stockholder signature
                      ----------------------------------
Co-owner signature                                        Date:           , 2002
                  --------------------------------------

NOTE: Please be sure to sign and date the Proxy.